Exhibit 99.1

Sibanye Gold Limited

(Reg. No. 2002/031431/06)

(Incorporated in the Republic of South Africa)

Share Code: SGL

ISIN Code: ZAE000173951

Issuer Code: SGL

PROPOSED ACQUISITION OF

STILLWATER MINING COMPANY: CREATING A PREMIER,
GLOBAL PRECIOUS METALS MINER

1.         Introduction

Sibanye Gold Limited (“Sibanye”) is pleased to announce that it has entered into a definitive agreement to acquire all of the outstanding common stock of Stillwater Mining Company (NYSE: SWC) (“Stillwater”) for US$18.00 per share in cash, or US$2.2 billion in aggregate (approximately R30 billion1) (the “Transaction”). The consideration represents a premium of 23% to Stillwater’s prior day closing share price, and 20% to Stillwater’s 20-day volume-weighted average closing share price.

The Board of Directors of Stillwater has unanimously determined and resolved that the Transaction is advisable, fair to and in the best interests of Stillwater and the stockholders of Stillwater, and has recommended that the stockholders of Stillwater vote in favour of the Transaction.

2.         Transaction Rationale

Sibanye’s management believes that the Transaction is value accretive and represents a unique and transformational opportunity to create, for the benefit of all stakeholders, a premier, global precious metals miner, with a balanced portfolio of gold and platinum group metals (“PGM”) assets, at a favourable point in the commodity cycle.

The Transaction is expected to enhance Sibanye’s asset base and create a globally competitive South African mining champion by:

•        Adding to its portfolio two low-cost, low-risk, steady-state, producing PGM mines;

•        Expanding its portfolio with high-grade reserves that currently support over 25 years of mine life;

•        Providing near-term and low-cost growth through the Blitz Project;

•        Providing significant upside and organic growth potential through extensive regional resources;

•        Creating a mine-to-market PGM business with a metallurgical processing complex;

•        Introducing a significant recycling operation which provides a steady margin and strategic market insight; and

•        Potentially providing further operational optimisation through the transfer of “best practices.”

Furthermore, Sibanye’s management believes that, following a detailed due diligence review, the Transaction is value accretive and supports the case for potential valuation re-rating by:

•        Balancing its portfolio operationally and geographically with the addition of a world-class operation in an attractive mining jurisdiction;

•        Positioning its Platinum Division further down the global cost curve, with the potential of further cost reductions;

•        Enhancing its cash flow generation to sustain its industry-leading dividend; and

•        Improving its access to lower-cost global financing.

Neal Froneman, CEO of Sibanye said: “The Transaction is consistent with Sibanye’s strategy of creating superior value for all of our stakeholders, by enhancing the cash flow generation and growth profile of its portfolio, underpinning its strategy of paying sustainable, industry leading dividends.

We believe the Transaction represents a unique opportunity for Sibanye to acquire high-quality, low-cost, PGM assets which offer near-term organic growth through the anticipated ramp-up of the Blitz Project. The extensive strike length of the mineralised orebody suggests that there may be further upside potential.

We have been most impressed with the workforce at Stillwater, and look forward to the opportunity of working with them. We believe that our two organisations have a strong cultural fit, with mutual priorities of employee health and safety, the environment and the communities in which we operate.”

Mick McMullen, CEO of Stillwater said: “The Board of Directors of Stillwater has approved the Transaction and recommends that stockholders of Stillwater vote in favor of it. The Transaction allows our stockholders to realise immediate value and also positions our operations and employees as part of a preeminent global precious metals company. Sibanye has complementary values to Stillwater, and we are confident that Sibanye will continue to be a world-class steward of our operations and partner to our local communities in Montana.”

3.         The Transaction and Financing Package

Sibanye and Stillwater have entered into a definitive agreement (the “Transaction Agreement”) whereby the Transaction will be implemented in accordance with the General Corporation Law of the State of Delaware, US (the “DGCL”). Pursuant to the Transaction Agreement, a newly formed US subsidiary of Sibanye’s newly formed US holding company will merge with and into Stillwater, with Stillwater surviving as an indirect wholly-owned subsidiary of Sibanye.

Stockholders of Stillwater will be entitled to receive US$18.00 in cash from one of Sibanye’s US subsidiaries in exchange for each Stillwater share, which represents a premium of 23% to Stillwater’s prior day closing share price, and 20% to Stillwater’s 20-day volume-weighted average closing share price.

Sibanye has obtained, directly and indirectly through its newly formed US merger subsidiary, a US$2.7 billion bridge loan commitment from Citi and HSBC to fund the Transaction consideration and repay Stillwater’s convertible debentures (US$0.5 billion aggregate principal and associated make-whole adjustment).

The Transaction is expected to close in the second quarter of 2017. Post-closing of the Transaction, Sibanye expects to raise in the capital markets new debt and at least US$750 million in equity through a rights issue, with the objective of maintaining its dividend policy and preserving its long-term financial flexibility. Consistent with its long-term strategy, Sibanye is targeting a net debt-to-2017 EBITDA ratio of no greater than 1.5x by the end of fiscal year 2017.

4.         Stillwater Overview

Stillwater is the only US miner of PGM and the largest primary producer of PGM outside of South Africa and the Russian Federation. Located in Montana, US, Stillwater’s operations consist of two underground PGM mines (the Stillwater Mine and East Boulder Mine), the Blitz Project and the Columbus metallurgical complex.

Located in the J-M Reef, the world’s highest-grade PGM deposit, the Stillwater Mine and East Boulder Mine have been in operation since 1986 and 2002, respectively. In aggregate, the two mines are expected to produce between 535,000 and 545,000 ounces of 2E PGM in fiscal year 2016, at a total cash cost (net of credits) of between US$430 and US$455 per ounce. Each mine has its own milling and concentrator infrastructure on site.

Development of the Blitz Project is expected to be completed in early 2018. The Blitz Project is expected to ramp up to full production of between 270,000-330,000 ounces of 2E PGM by 2021/2022, with lower cash cost per ounce than that currently of the Stillwater Mine and East Boulder Mine.

As of 31 December 2015, Stillwater’s proven and probable reserves consisted of 39.4 million tonnes of ore with an average grade of 15.6 g/t, or 19.9 million ounces of contained 2E PGM. The proven and probable reserves are 78% palladium and 22% platinum, and support a mine life of over 25 years2.

The Columbus metallurgical complex is a state-of-the-art operation that is capable of providing smelting and refining processes for mine concentrates. The complex produces a PGM-rich filter cake that is shipped to a third-party precious metal refinery. In addition, the complex facilitates recycling operations for various materials containing PGM that are provided by third-party suppliers, principally automotive catalytic converters. The complex has continued to expand its recycling volumes, with a record 175,000 ounces of PGM processed in 3Q 2016.

Stillwater has a long history of constructive labour relations and support for local community development.

5.         Conditions Precedent

The implementation of the Transaction is both subject to and conditional on the fulfillment of conditions precedent customary for a transaction of this nature and include, inter alia, the following:

•                  Stillwater stockholder approval (majority of votes outstanding) of the Transaction shall have been obtained in accordance with the DGCL;

•                  Sibanye shareholder approval of the Transaction (majority of votes cast) and for the issuance of Sibanye shares in the context of a potential rights issue (75% of votes cast) each shall have been obtained in a shareholders’ general meeting convened in accordance with its memorandum of incorporation and the JSE Listings Requirements;

•                  Required regulatory authorisations shall have been obtained: (i) any applicable waiting period (or any extensions thereof) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 relating to the consummation of the Transaction shall have expired or been terminated; (ii) clearance from the Committee of Foreign Investment in the United States; and (iii) the approval of the South African Reserve Bank as required in accordance with the Exchange Control Regulations of South Africa;

•                  Stillwater and Sibanye shall have performed and complied in all material respects with all agreements and covenants required by the Transaction Agreement to be performed or complied with by them at or prior to the closing of the Transaction; and

•                  From the date of signature of the Transaction Agreement, there shall not have been any effects that have had or would reasonably be expected to have, individually or in the aggregate, a material adverse change on Stillwater and its operations.

Sibanye and Stillwater are committed to engage with the relevant authorities and affected stakeholders in order to fulfill the conditions precedent to enable the Transaction to become unconditional as soon as possible.

6.         Transaction Agreement

The Transaction Agreement provides for terms customary in agreements of this nature and includes (i) a non-solicitation covenant on the part of Stillwater, subject to customary “fiduciary out” provisions; (ii) a right in favor of Sibanye to match any superior proposal; (iii) payment to Sibanye of a termination fee equal to 0.75% of the Transaction consideration to the stockholders of Stillwater in certain circumstances, including if the Board of Directors of Stillwater changes its recommendation for the Transaction; (iv) payment to Stillwater of a termination fee equal to 1.5% of the Transaction consideration to the stockholders of Stillwater in certain circumstances; and (v) provisions governing the operation of Stillwater during the interim period.

7.         Sibanye Shareholder Support

Sibanye’s two largest shareholders Gold One International Ltd. and Public Investment Corporation Ltd., which in aggregate represent 29% of Sibanye’s issued share capital, have confirmed their support of the Transaction.

8.         Financial Information

The net asset value of Stillwater as of 30 September 2016 is US$916 million and the profit attributable to Stillwater for the nine months ended 30 September 2016 is US$4 million.

9.         Categorisation of Transaction

In terms of the JSE Listing Requirements, the Transaction is classified as a category 1 transaction.  As the categorisation exceeds 100%, Sibanye will be required to prepare revised listing particulars in accordance with the JSE Listing Requirements. In the event that the Transaction is approved by shareholders, the continued listing of Sibanye has been approved by the JSE. The circular to the shareholders of Sibanye, including revised listing particulars, will be posted in due course.

10.  Implementation of the Transaction

Upon closing of the Transaction, a newly formed US subsidiary of Sibanye shall be merged with and into Stillwater, whereupon the separate existence of the US subsidiary shall cease. Stillwater shall remain as the surviving corporation and shall be a direct subsidiary of Sibanye’s newly formed US holding company and an indirect wholly owned subsidiary of Sibanye. Post-closing of the Transaction, Stillwater’s organisational documents will be amended to ensure compliance with the JSE Listings Requirements and, subject to compliance with relevant laws and regulations, Stillwater’s listing on the NYSE will be terminated and its securities (to the extent relevant) will be deregistered under the Securities Exchange Act of 1934, as amended, and its reporting obligations in the United States will be terminated.

There will be at 10h00 (Central Africa Time) a live presentation / webcast and at 16h00 (Central Africa Time) an international analyst call. Information can be found at:

https://www.sibanyegold.co.za/investors/transactions/stillwater-acquisition

9 December 2016
Libanon

Financial Advisors:
Citigroup Global Markets Limited (“Citi”)
HSBC Bank plc (“HSBC”)

Corporate Advisor:
Qinisele Resources Proprietary Limited (“Qinisele Resources”)

Sponsor:
J.P. Morgan Equities South Africa Proprietary Limited (“J.P. Morgan”)

South African Legal and Tax Advisor:
ENSAfrica

US Legal and Tax Advisor:
Linklaters LLP

Technical Advisor:
Mineral Corporation Consultancy Proprietary Limited

Reporting Accountant:
KPMG Inc.

Additional Information and Where to Find It

This announcement does not constitute the solicitation of any vote, proxy or approval. In connection with the proposed transaction, Sibanye intends to post to its shareholders a JSE Limited (“JSE”) Category 1 circular subject to the approval of the circular by the JSE and Stillwater intends to file with the Securities and Exchange Commission (the “SEC”) relevant materials, including a proxy statement. The JSE Category 1 circular and other relevant documents will be sent or otherwise disseminated to Sibanye’s shareholders and will contain important information about the proposed transaction and related matters. SHAREHOLDERS OF SIBANYE ARE ADVISED TO READ THE JSE CATEGORY 1 CIRUCLAR AND OTHER RELEVANT DOCUMENTS WHEN THEY BECOME AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. The proxy statement and other relevant documents will be sent or otherwise disseminated to Stillwater’s shareholders and will contain important information about the proposed transaction and related matters. SHAREHOLDERS OF STILLWATER ARE ADVISED TO READ THE PROXY STATEMENT AND OTHER RELEVANT DOCUMENTS FILED WITH THE SEC WHEN THEY BECOME AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. When available, Sibanye shareholders may obtain free copies of the JSE Category 1 circular by going to Sibanye’s website at www.sibanye.co.za. The proxy statement and other relevant documents may also be obtained, free of charge, on the SEC’s website (http://www.sec.gov), when available. Stillwater shareholders may obtain free copies of the proxy statement once it is available from Stillwater by going to Stillwater’s website at www.Stillwater.com.

Participants in the Solicitation

Sibanye, Stillwater and their respective directors and officers may be deemed participants in the solicitation of proxies of Sibanye’s and Stillwater’s respective shareholders in connection with the proposed transaction. Sibanye’s shareholders and other interested persons may obtain, without charge, more detailed information regarding the directors and officers of Sibanye in Sibanye’s Annual Report on Form 20-F, for the fiscal year ended 31 December 2015, which was filed with the SEC on 21 March 2016. Stillwater’s shareholders and other interested persons may obtain, without charge, more detailed information regarding the directors and officers of Stillwater in Stillwater’s Annual Report on Form 10-K for the fiscal year ended 31 December 2015, which was filed with the SEC on 22 February 2016. Additional information regarding the interests of participants in the solicitation of proxies in connection with the proposed transaction will be included in the proxy statement that Stillwater intends to file with the SEC.

No Offer or Solicitation

This announcement is for informational purposes only and does not constitute an offer to sell, or a solicitation of offers to purchase or subscribe for, securities in the United States or any other jurisdiction. Any securities referred to herein have not been, and will not be, registered under the US Securities Act of 1933 and may not be offered, exercised or sold in the United States absent registration or an applicable exemption from registration requirements.

Forward Looking Statements

This announcement includes “forward-looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words such as “target”, “will”, “forecast”, “expect”, “potential”, “intend”, “estimate”, “anticipate”, “can” and other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. In this announcement, for example, statements related to expected timings of the transactions (including completion), potential transaction benefits (including statements regarding growth, cost savings, benefits from and access to international financing and financial re-ratings), PGM pricing expectations, levels of output, supply and demand, information related to the Blitz Project, and estimations or expectations of enterprise value, EBTIDA and net asset values, are forward-looking statements. The forward-looking statements set out in this announcement involve a number of known and unknown risks, uncertainties and other factors, many of which are difficult to predict and generally beyond the control of Sibanye and Stillwater, that could cause Sibanye’s or Stillwater’s actual results and outcomes to be materially different from historical results or from any future results expressed or implied by such forward-looking statements. Such risks, uncertainties and other factors include, without limitation: Sibanye’s or Stillwater’s ability to complete the proposed transaction; the inability to complete the proposed transaction due to failure to obtain approval of the shareholders of Sibanye or Stillwater or other conditions in the Merger Agreement; Sibanye’s ability to successfully integrate the acquired assets with its existing operations; Sibanye’s ability to achieve anticipated efficiencies and other cost savings in connection with the transaction; Sibanye’s ability to implement its strategy and any changes thereto; Sibanye’s future financial position, plans, strategies, objectives, capital expenditures, projected costs and anticipated cost savings and financing plans; changes in the market price of gold, platinum group metals (“PGM”) and/or uranium. These forward-looking statements speak only as of the date of this announcement.

Neither Sibanye nor Stillwater undertakes any obligation to update publicly or release any revisions to these forward-looking statements to reflect events or circumstances after the date of this announcement or to reflect the occurrence of unanticipated events.

The offer in the United States is solely being made by Sibanye and/or its affiliated entities and not by any other person. None of Citi, HSBC, Qinisele Resources nor J.P. Morgan will be making any offer into the United States on behalf of Sibanye and/or its affiliated entities.

Important Notices

Citi and HSBC which are authorised by the Prudential Regulation Authority and regulated in the United Kingdom by the Financial Conduct Authority and the Prudential Regulation Authority, are acting exclusively for Sibanye and no one else in connection with the Transaction and will not be responsible to anyone other than Sibanye for providing the protections afforded to clients of Citi or HSBC nor for providing advice in relation to the Transaction or any other matter referred to in this announcement.

1  Based on exchange rate of South African Rand to US Dollar equal to 13.66 as of 8 December 2016.

2  The December 31, 2015, ore reserves for Stillwater’s operations were reviewed by Behre Dolbear & Company (USA), Inc. (“Behre Dolbear”), third-party independent consultants, who are experts in mining, geology and ore reserve determination. Stillwater has utilised Behre Dolbear to carry out independent reviews and inventories of its ore reserves since 1990. Behre Dolbear consents to the use of its report. The qualified person in the report is David M. Abbott, Jr., FIAMM, QP. who has 41 years of experience in the mining industry. Mr. Abbott has reviewed the contents of this announcement and consents to the inclusion in the announcement of the ore reserves information (abstracted from the Behre Dolbear 2015 report) in the form above and in the context in which it appear.